As filed with the Securities and Exchange Commission on September 4, 2013

Registration No. 333-190769

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________________

AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
______________________________

PARKERVISION, INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida	59-2971472
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

7915 Baymeadows Way, Suite 400 Jacksonville, Florida 32256 (904) 732-6100	Jeffrey L. Parker Chairman of the Board and Chief Executive Officer ParkerVision, Inc. 7915 Baymeadows Way, Suite 400 Jacksonville, Florida 32256 (904) 732-6100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Office)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
David Alan Miller, Esq.
Graubard Miller
405 Lexington Avenue, 11th Floor
New York, New York  10174
Telephone:  (212) 818-8800
Fax:  (212) 818-8881

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box. [  ]

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer [ ]	Accelerated filer [X]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.01 per share	3,991,573(1)	$4.10(2)	$16,345,491.44	$2,229.53(3)

(1)
Includes 3,681,573 shares issued by us in a private placement concluded on August 6, 2013 and 310,000 shares issuable by us upon the exercise of stock options granted to a consultant of ours with exercise prices ranging from $0.82 to $3.27. In the event of a stock split, reverse stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be adjusted to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low prices of the common stock, as reported by the Nasdaq Capital Market on August 21, 2013, in accordance with Rule 457(c) and 457(g) promulgated under the Securities Act of 1933, as amended.

(3)	The fee for this registration of securities has been previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated September 4, 2013

Prospectus

PARKERVISION, INC.

3,991,573 SHARES OF COMMON STOCK

This prospectus covers up to 3,991,573 shares of our common stock that may be offered for resale or otherwise disposed of by the selling shareholders set forth in “Selling Shareholders” beginning on page 9 of this prospectus, including their pledgees, assignees or successors-in-interest. These shares include shares issued by us in a private placement concluded on August 6, 2013 and shares issuable by us upon the exercise of stock options granted to a consultant of ours.

We will not receive any proceeds from the sale or other disposition of the shares by the selling shareholders. To the extent that any of the options are exercised, however, we may receive up to an aggregate of $455,100 in gross proceeds.

Our common stock is listed for trading on the NASDAQ Capital Market under the symbol “PRKR.” On September 3, 2013, the last reported sale price of our common stock was $3.43.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on Page 5 in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2013

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
PROSPECTUS SUMMARY	1
RISK FACTORS	5
NOTE ON FORWARD-LOOKING STATEMENTS	8
USE OF PROCEEDS	9
SELLING SHAREHOLDERS	9
PLAN OF DISTRIBUTION	12
LEGAL MATTERS	14
EXPERTS	14
WHERE YOU CAN FIND MORE INFORMATION	14

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the “SEC.” It is important for you to read and consider all of the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement before making any decision whether to invest in our common stock. This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document, as described in “Where You Can Find More Information” beginning on page 14 in this prospectus. You should also read and consider the additional information contained in the documents that we have incorporated into this prospectus by reference.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to give or provide any information different from the information that is contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement and, if given, such information must not be relied upon as having been made or authorized by us. The information contained in this prospectus is accurate only as of the date on the front of this prospectus and information appearing in any applicable prospectus supplement is accurate only as of the date of the applicable prospectus supplement. Additionally, any information we have incorporated by reference in this prospectus or any applicable prospectus supplement is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus or any accompanying prospectus supplement does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “we,” “us,” and “our” mean ParkerVision, Inc.

PROSPECTUS SUMMARY

Company Summary

We are in the business of innovating fundamental wireless technologies. We design, develop and market our proprietary radio frequency, or “RF,” technologies and products for use in semiconductor circuits for wireless communication products.

We were incorporated under the laws of the State of Florida on August 22, 1989. Our executive offices are located at 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256. Our telephone number is (904) 732-6100.

Products and Services

We anticipate our future business will include both licensing of our intellectual property and the sale of integrated circuits based on our technology for incorporation into wireless devices designed by our customers. In addition, from time to time, we offer engineering consulting and design services to our customers, for a negotiated fee, to assist them in developing prototypes and/or products incorporating our technologies. We are primarily focused on incorporating our technologies into mobile handsets for 3G and 4G cellular networks, but our technologies are applicable to other wireless products that incorporate RF transmitters, receivers, and/or transceivers, some of which are related to networks serving mobile handsets such as tablets, data cards, femtocells, machine-to-machine, and embedded applications. Our technology can also be applied to non-cellular radio applications such as military radios and cable modems.

Significant Business Developments

Patent Infringement Litigation against Qualcomm

In May 2013, we filed a motion for summary judgment of no invalidity in our patent infringement litigation against Qualcomm Incorporated, or “Qualcomm.” Also in May 2013, Qualcomm filed a motion for partial summary judgment to remove certain identified products from the case and to eliminate our claims of induced and contributory infringement for four of the six patents in the case. In addition, in July 2013, both parties filed motions to disqualify certain of the opposing party’s expert testimony. The court has not yet ruled on these motions.

We filed this patent infringement suit in July 2011 in the United States District Court of the Middle District of Florida seeking unspecified damages and injunctive relief for the infringement by Qualcomm of six of our patents related to radio-frequency receivers and the down-conversion of electromagnetic signals. In February 2013, the court issued its claim construction ruling. In this ruling, the court adopted our interpretation for over ninety percent of the claim terms in dispute. In addition, in January 2013, the court dismissed with prejudice two of the three theories of inequitable conduct that Qualcomm had asserted against us. Following this ruling, Qualcomm notified the court of its intent to drop its remaining claims of inequitable conduct against us. The court also dismissed Qualcomm’s claims against us and Sterne, Kessler, Goldstein & Fox PLLC, our long-time patent prosecution counsel, related to allegations of breach of contract. Fact discovery has concluded in this case and the trial term is scheduled to begin on October 7, 2013. The law firm of McKool Smith is representing us in this litigation on a partial contingency basis.

Development Agreement with VIA Telecom

In March 2013, we entered into a development agreement with VIA Telecom, Inc., or “VIA,” for the development and support of custom interfaces, or drivers, between VIA’s baseband products and our RF chipsets. Under the terms of the agreement, we will compensate VIA for the delivery and support of drivers that meet defined specifications. VIA has also committed to provide ongoing support and maintenance for the drivers and the use of the VIA baseband chips for a period of no less than three years. We believe the deliverables under this agreement will satisfy the requirements of handset original equipment manufacturers who are considering the incorporation of our RF chipsets into mobile handset products for use with VIA baseband processors. Refer to “—General Development of Business” below for a complete discussion of our business relationship with VIA and related customer developments.

Intellectual Property Strategy

During 2012, we engaged intellectual property strategy firms to assist us in analyzing our intellectual property in concert with our business objectives, in order to better evaluate and execute our strategic options for capturing the value of our innovations. We believe opportunities exist in the mobile device industry, as well as numerous other industries, for intellectual property licensing, joint ventures, and/or other business relationships that could provide us with additional sources of revenue from our patented innovations and thus increase shareholder value.

General Development of Business

Our business has been primarily focused on the development and marketing of our RF technologies for mobile applications. Our technologies represent unique, proprietary methods for processing RF waveforms in wireless applications. Our technologies apply to both transmit and receive functions of a radio transceiver. A portion of our transmit technology is marketed as Direct2Power™, or d2p™, and enables the transformation of a baseband data signal to an RF carrier waveform, at the desired power output level, in a single unified operation. A portion of our receiver technology is marketed as Direct2Data™, or d2d™, and enables the direct conversion of an RF carrier to a baseband data signal.

Our product development and marketing efforts since 2005 have been primarily focused on certain of our transmit technologies; however, incorporation of our receiver technology in mobile applications is also contemplated in our product plans. In addition, our patent infringement litigation against Qualcomm is based on their use of our receiver technology.

Since 2005, we have generated no royalty or product revenue from our RF technologies. We have incurred losses from operations and negative cash flows in every year since inception and have utilized the proceeds from the sale of our equity securities to fund our operations. For the six months ended June 30, 2013, we incurred a net loss of approximately $13.6 million, representing an increase of approximately 49% when compared to 2012, and negative cash flows from operations of approximately $9.1 million, representing an increase of approximately 30% when compared to 2012. At June 30, 2013, we had an accumulated deficit of approximately $275.7 million and working capital of approximately $12.6 million. Our ability to generate revenues sufficient to offset costs is subject to our ability to successfully support our customers in completing their initial product designs, our ability to secure a reasonable market share through product offerings with our customers, our ability to secure new customers for our technologies and/or products, and/or our ability to successfully protect our intellectual property.

We believe our intellectual property is a critical business asset and, as such, we have and will continue to devote substantial resources to the creation of intellectual property and the protection of our intellectual property rights by securing patent protection and, where necessary, defending those patents against infringement by others. The resources dedicated to our RF chipset development activities serve a dual function in that many of these activities are also critical for the continued creation and protection of new intellectual property.

Our lack of tenure in the mobile handset industry coupled with the unique nature of our technology has resulted in lengthy and intense technology evaluation and due diligence efforts by potential customers. Furthermore, in order to utilize RF technology in a mobile handset application, RF chipsets must interface with the baseband processor that generates the data to be transmitted. The development of the interface between the baseband processor and RF chipsets requires a cooperative effort with the baseband provider. Our technology is capable of being incorporated for any of the mobile handset standards, as well as other applications. Our RF chipsets are being designed to interface with VIA baseband processors. VIA is a global supplier of baseband processors used in a wide range of CDMA-enabled mobile devices that designs and supplies chipsets and related reference designs to original equipment manufacturers (“OEM”) and original design manufacturers for incorporation into mobile devices.

In December 2007, we entered into a licensing and engineering services agreement with VIA, under the terms of which VIA had the right to manufacture devices based on our technology and pay us a per unit royalty for the license; however, the license also provided us with the right to manufacture and sell such devices ourselves to third parties. To date, VIA has not produced its own RF chipsets. Since 2009, we have worked with VIA to jointly develop a reference platform that would incorporate our products and VIA baseband processors without the exchange of intellectual property rights. We anticipated that our initial product revenues would be generated from chipset sales to VIA and/or its customers rather than through royalties under the license. In addition, we worked with VIA to co-develop a sample 3G mobile handset which verified our technology in a working implementation and tested our technology’s performance. The results of these efforts were utilized to market our product to VIA’s customers.

During 2010, we modified our circuit layout and packaging to meet the specific design requirements of one of VIA’s customers. The testing of our product in this design was completed in early 2011. Despite the successful test results, this design did not result in an order from the prospective customer; however we were able to utilize the test results in marketing our solution to other VIA customers. Since mid-year 2011, we have been working with VIA and a mutual OEM customer to design and test a handset solution incorporating our RF chipsets. In late 2012, the mutual customer requested commitments on the part of both ourselves and VIA to ensure adequate support of our products and the related interface between our products in order for our RF chipset to be considered for incorporation into one or more of the OEM’s products. In March 2013, we entered into a formal development agreement with VIA whereby we will compensate VIA for the resources required for their development and ongoing support and maintenance of the custom interfaces between our products. We believe the development agreement with VIA will meet the requirements for our mutual customer for the products and support necessary to incorporate our RF chipsets into one or more of its mobile products.

Simultaneous with the execution of the development agreement, the parties agreed to a mutual termination of the license agreement which had been rendered unnecessary by the nature of the development relationship between the parties. The termination of the 2007 license agreement has no impact on our current business relationship with VIA.

The Offering

Common stock to be offered by the selling shareholders	3,991,573
Background of the offering
The shares offered by the selling shareholders include shares issued by us in a private placement concluded on August 6, 2013 and shares issuable by us upon the exercise of stock options granted to a consultant of ours. See “Selling Shareholders” beginning on page 9 of this prospectus.

Use of proceeds
All the shares sold under this prospectus will be sold or otherwise disposed of for the account of the selling shareholders, or their pledgees, assignees or successors-in-interest. We will not receive any of the proceeds from the sale or other disposition of the shares by the selling shareholders. To the extent that any of the options are exercised, however, we may receive up to an aggregate of $455,100 in gross proceeds.

Nasdaq Capital Market symbol	PRKR
Risk Factors
See “Risk Factors” beginning on page 5 of this prospectus and the other information included in or incorporated by reference into this prospectus for a discussion of the factors you should consider before making an investment decision.

RISK FACTORS

Any investment in our securities involves a high degree of risk. Potential investors are urged to read and consider the risks and uncertainties relating to an investment in our company set forth below and included in or incorporated by reference into this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

Risks Relating to Our Business

We have had a history of losses which may ultimately compromise our ability to implement our business plan and continue in operation.

We have had losses in each year since our inception in 1989, and continue to have an accumulated deficit which, at June 30, 2013, was approximately $275.7 million. The net loss for the six months ended June 30, 2013 was approximately $13.6 million. To date, our technologies and products have not produced revenues sufficient to cover operating, research and development and overhead costs. We also will continue to make expenditures on marketing, research and development, pursuit of patent protection for and defense of our intellectual property, and operational costs for fulfillment of any contracts that we achieve for the sale of our products or technologies. We expect that our revenues in 2013, if any, will not bring us to profitability. Our current capital resources will not be sufficient to sustain our operations beyond 2014, based on our current liquidity projections. If we are not able to generate sufficient revenues from operations or obtain sufficient capital resources by such time, we will not be able to implement our business plan and investors will suffer a loss in their investment. This may also result in a change in our business strategies.

We expect to need additional capital in the future. Failure to raise such additional capital may prevent us from implementing our business plan as currently formulated.

Because we have had net losses and, to date, have not generated positive cash flow from operations, we have funded our operating losses from the sale of equity securities from time to time. We anticipate that our business plan will continue to require significant expenditures for research and development, patent protection, sales and marketing, and general operations. Furthermore, we expect that the implementation of significant cost reduction measures in order to reduce our cash needs would jeopardize our operations and future growth plans. Our current capital resources include cash and available for sale securities of $13.7 million at June 30, 2013, and $13 million in net proceeds from the August 6, 2013 private placement of equity securities. Our current capital resources will not be sufficient to meet our working capital needs beyond 2014, and we may require additional capital to fund our operations if we are not able to generate sufficient revenues from operations. Financing, if any, may be in the form of debt or additional sales of equity securities, including common or preferred stock. The incurrence of debt or the sale of preferred stock may result in the imposition of operational limitations and other covenants and payment obligations, any of which may be burdensome to us. The sale of equity securities, including common or preferred stock, may result in dilution to the current shareholders’ ownership. The long-term continuation of our business plan is dependent upon the generation of sufficient revenues from the sale of our products, additional funding, reducing expenses or a combination of the foregoing. The failure to generate sufficient revenues, raise capital or reduce expenses will have a material adverse effect on our ability to achieve our long-term business objectives.

Our industry is subject to rapid technological changes which if we are unable to match or surpass, will result in a loss of competitive advantage and market opportunity.

Because of the rapid technological development that regularly occurs in the microelectronics industry, we must continually devote substantial resources to developing and improving our technology and introducing new product offerings. For example, for both fiscal years 2012 and 2011, we spent approximately $8.4 million annually on research and development and, we expect to continue to spend a significant amount in this area in the future. These efforts and expenditures are necessary to establish and increase market share and, ultimately, to generate revenues. If another company offers better products or our product development lags, a competitive position or market window opportunity may be lost, and therefore our revenues or revenue potential may be adversely affected.

If our products are not commercially accepted, our developmental investment will be lost and our ability to do business will be impaired.

There can be no assurance that our research and development will produce commercially viable technologies and products. If our existing or new technologies and products are not commercially accepted, the funds expended will not be recoverable, and our competitive and financial position will be adversely affected. In addition, perception of our business prospects will be impaired with an adverse impact on our ability to do business and to attract capital and employees.

If our patents and intellectual property rights do not provide us with the anticipated market protections, our competitive position, business, and prospects will be impaired.

We rely on our intellectual property rights, including patents and patent applications, to provide competitive advantage and protect us from theft of our intellectual property. We believe that our patents are for entirely new technologies. If the patents are not issued or issued patents are later shown not to be as broad as currently believed, or are otherwise challenged such that some or all of the protection is lost, we will suffer adverse effects from the loss of competitive advantage and our ability to offer unique products and technologies. As a result, there would be an adverse impact on our financial condition and business prospects.

On July 20, 2011, we filed a complaint in the United States District Court of the Middle District of Florida against Qualcomm Incorporated seeking unspecified damages and injunctive relief for infringement of a number of our patents related to radio-frequency receivers and the down-conversion of electromagnetic signals. Qualcomm has filed counterclaims against us, including claims of patent invalidity. The court issued its claim construction ruling for this case in February 2013 and the trial date is set for October 2013. At this time, we do not believe it is possible to predict the outcome of the litigation. We could continue to incur significant costs in this litigation and there can be no assurance that we will prevail or that any damages we receive will cover our costs. Furthermore, the litigation may divert our technical and management personnel from their normal responsibilities. The occurrence of any of the foregoing could adversely affect our ability to pursue our business plan.

If we cannot demonstrate that our technologies and products can compete in the marketplace and are better than current competitive solutions, then we will not be able to generate the sales we need to continue our business and our prospects will be impaired.

We expect to face competition from chip suppliers such as Anadigics, Broadcom, Fujitsu, Intel, MediaTek, NVidia, Qualcomm, Renesas, RF Microdevices, Skyworks, and ST-Ericsson, among others. Our technology may also face competition from other emerging approaches or new technological advances which are under development and have not yet emerged. If our technologies and products are not established in the market place as improvements over current, traditional chip solutions in wireless communications, our business prospects and financial condition will be adversely affected.

Our business is highly reliant on our business relationships with baseband suppliers for support of the interface of their product to our technology and the support of our sales and marketing efforts to their customers, the failure of which will have an adverse impact on our business.

The successful commercialization of our products will be impacted, in part, by factors outside of our control including the success and timing of product development and sales support activities of the suppliers of baseband processors with which our products interface. Delays in or failure of a baseband supplier’s product development or sales support activities will hinder the commercialization of our products which will have an adverse impact on our ability to generate revenues and recover development expenses.

We rely, in large part, on key business and sales relationships for the successful commercialization of our products, which if not developed or maintained, will have an adverse impact on achieving market awareness and acceptance and will result in a loss of business opportunity.

To achieve a wide market awareness and acceptance of our products, as part of our business strategy, we will attempt to enter into a variety of business relationships with other companies which will incorporate our technologies into their products and/or market products based on our technologies. The successful commercialization of our products will depend in part on our ability to meet obligations under contracts with respect to the products and related development requirements. The failure of these business relationships will limit the commercialization of our products which will have an adverse impact on our business development and our ability to generate revenues and recover development expenses.

We are highly dependent on Mr. Jeffrey Parker as our chief executive officer and Mr. David Sorrells as our chief technology officer. If either of their services were lost, it would have an adverse impact on the execution of our business plan.

Because of Mr. Parker’s leadership position in the company and the respect he has garnered in both the industry in which we operate and the investment community, the loss of his services might be seen as an impediment to the execution of our business plan. Because of Mr. Sorrells’ technical expertise, the loss of his services could have an adverse impact on our research and technical support activities and impede the execution of our business plan. If either Mr. Parker or Mr. Sorrells were no longer available to the company, investors might experience an adverse impact on their investment. We currently have employment agreements with and maintain key-employee life insurance for our benefit for both Mr. Parker and Mr. Sorrells.

If we are unable to attract or retain key executives and other highly skilled employees, we will not be able to execute our current business plans.

Our business is very specialized, and therefore it is dependent on having skilled and specialized key executives and other employees to conduct our research, development and customer support activities. The inability to obtain or retain these key executives and other specialized employees would have an adverse impact on the research, development and technical customer support activities that our products require. These activities are instrumental to the successful execution of our business plan.

Risks Relating to Our Securities

Our outstanding options, warrants, and restricted share units may affect the market price and liquidity of the common stock.

At June 30, 2013, we had 88,647,373 shares of common stock outstanding and had 10,798,278 options, warrants, and restricted share units outstanding for the purchase and/or issuance of shares of common stock. Of these outstanding equity instruments, 6,773,286 were exercisable as of June 30, 2013. The majority of the underlying common stock of these securities is registered for sale to the holder or for public resale by the holder. This amount of common stock available for sale may have an adverse impact on our ability to raise capital and may affect the price and liquidity of the common stock in the public market. In addition, the issuance of these shares of common stock will have a dilutive effect on current shareholders’ ownership.

Provisions in our certificate of incorporation and by-laws could have effects that conflict with the interest of shareholders.

Some provisions in our certificate of incorporation and by-laws could make it more difficult for a third party to acquire control of us. For example, our board of directors is divided into three classes with staggered terms of office, our directors may be removed only for cause, our board of directors has the ability to issue preferred stock without shareholder approval, and there are advance notification provisions for director nominations and submissions of proposals from shareholders to a vote by all the shareholders under the by-laws. Florida law also has anti-takeover provisions in its corporate statute.

We have a shareholder protection rights plan that may delay or discourage someone from making an offer to purchase the company without prior consultation with the board of directors and management which may conflict with the interests of some of the shareholders.

On November 17, 2005, the board of directors adopted a shareholder protection rights plan which called for the issuance, on November 29, 2005, as a dividend, of rights to acquire fractional shares of preferred stock. The rights are attached to the shares of common stock and transfer with them. In the future the rights may become exchangeable for shares of preferred stock with various provisions that may discourage a takeover bid. Additionally, the rights have what are known as “flip-in” and “flip-over” provisions that could make any acquisition of the company more costly. The principal objective of the plan is to cause someone interested in acquiring the company to negotiate with the board of directors rather than launch an unsolicited bid. This plan may limit, prevent, or discourage a takeover offer that some shareholders may find more advantageous than a negotiated transaction. A negotiated transaction may not be in the best interests of the shareholders.

We have no current plans to pay cash dividends on our common stock for the foreseeable future.

We have never paid cash dividends on our common stock. The payment of dividends in the future is at the discretion of the board of directors and will depend upon our ability to generate earnings, our capital requirements and financial condition, and other relevant factors. We do not intend to declare any dividends in the foreseeable future, but instead intend to retain all earnings, if any, for use in the business. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. There is no guarantee that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus and incorporated by reference herein are forward-looking statements that relate to possible future events, our future performance and our future operations. In some cases, you can identify these forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipates,” “believes,” “expects,” “plans,” “future,” “intends,” “could,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other similar expressions. Examples of forward-looking statements include, among others, statements we make regarding: expected operating results; anticipated levels of capital expenditures; product development and commercialization; litigation; and strategies for risk management, intellectual property protection and capturing intellectual property value.

These statements are only our predictions. We cannot guarantee future results, levels of activities, performance or achievements. Our actual results could differ materially from these forward-looking statements for many reasons, including as a result of the risks described from time to time in our SEC filings and those risks identified under sections entitled “Risk Factors” in any prospectus supplement. Important factors, among others, that may affect our actual results include:

•	our history of losses;

•	our need for additional capital;

•	the pace of technological change in our industry;

•	our ability to gain commercial acceptance of our products;

•	our ability to protect our intellectual property;

•	the outcome of litigation related to our intellectual property;

•	the effect of competition from other technologies;

•	our reliance on baseband suppliers in commercializing our products;

•	our dependence on key business and sales relationships; and

•	our ability to attract and retain key executives and other highly skilled employees.

We are under no duty to update or revise any of the forward-looking statements or risk factors to conform them to actual results or to changes in our expectations.

USE OF PROCEEDS

All the shares sold under this prospectus will be sold or otherwise disposed of for the account of the selling shareholders, or their pledgees, assignees or successors-in-interest. We will not receive any of the proceeds from the sale or other disposition of the shares by the selling shareholders. To the extent that any of the options are exercised, however, we may receive up to an aggregate of $455,100 in gross proceeds. We expect to use proceeds received from the exercise of the options, if any, to fund our research, our sales and marketing activities and our infringement litigation, and for other working capital and general corporate purposes.

SELLING SHAREHOLDERS

The selling shareholders, or their pledgees, assignees or successors-in-interest, are offering for resale, from time to time, up to an aggregate of 3,991,573 shares of our common stock. These shares include shares issued by us in a private placement concluded on August 6, 2013 and shares issuable by us upon the exercise of stock options granted to a consultant of ours.

The table below presents information regarding the selling shareholders, the shares of common stock that they may sell or otherwise dispose of from time to time under this prospectus and the number of shares and percentage of our outstanding shares of common stock each of the selling shareholders will own assuming all of the shares covered by this prospectus are sold by the selling shareholders.

We do not know when or in what amounts the selling shareholders may sell or otherwise dispose of the shares of common stock covered hereby. The selling shareholders might not sell or dispose of any or all of the shares covered by this prospectus or may sell or dispose of some or all of the shares other than pursuant to this prospectus. Because the selling shareholders may not sell or otherwise dispose of some or all of the shares covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the shares, we cannot estimate the number of shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that all of the shares of common stock covered by this prospectus will be sold by the selling shareholders.

	Beneficial Ownership Before Offering 1		Shares Offered	Beneficial Ownership After Offering
Selling Shareholder	Shares	Percent	Hereby	Shares	Percent
Verition Multi-Strategy Master Fund Ltd. 2	1,000,000	1.1%	1,000,000	0	*
Tenor Opportunity Master Fund Ltd. 3	550,000	*	550,000	0	*
AIGH Investment Partners LP 4	473,684	*	473,684	0	*
Pine River Master Fund Ltd. 5	406,950	*	375,000	31,950	*
Nisswa Acquisition Master Fund Ltd. 5	23,280	*	19,730	3,550	*
The Alden Funds 6	263,157	*	263,157	0	*
J. Steven Emerson 7	1,495,408	1.6%	250,000	1,245,408	1.3%
Iroquois Master Fund Ltd. 8	200,000	*	200,000	0	*
Neal Goldman	150,000	*	150,000	0	*
Midsummer Small Cap Master, Ltd 9	131,580	*	131,580	0	*
Wall Street Capital Partners L.P. 10	100,000	*	100,000	0	*
Cranshire Capital Master Fund, Ltd. 11	137,078	*	65,790	71,288	*
MAZ Partners LP 12	220,000	*	50,000	170,000	*
Kevin G. Rivette 13	26,316	*	26,316	0	*
Ralph W. Eckardt III 13	26,316	*	26,316	0	*
Wall Street Consultants, Inc. 14	310,000	*	310,000	0	*
_________________

*	Less than 1%.

1
The information in the table is based on information supplied to us by the selling shareholders. The percentages of ownership are calculated based on 92,422,210 shares outstanding as of August 21, 2013. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and generally includes shares over which the selling shareholder has voting or dispositive power, including any shares that the selling shareholder has the right to acquire within 60 days of August 13, 2013.

2
Verition Fund Management LLC, in its capacity as investment manager, may be deemed to have voting and dispositive power over the shares owned by Verition Multi-Strategy Fund Ltd.  Nicholas Maounis, is the managing member of Verition Fund Management LLC.

3
Robin R. Shah (“Shah”) is a partner of Tenor Capital Management Company, LP, which is the investment manager of Tenor Opportunity Master Fund, Ltd.  Shah has voting and dispositive authority over the shares held by Tenor Opportunity Master Fund Ltd.

4	Orin Hirschman, in his capacity as general partner of AIGH Investment Partners LP, has voting and investment power over the shares owned by AIGH Investment Partners LP.

5
Pine River Capital Management L.P. (“Pine River”) is the investment manager of Nisswa Acquisition Master Fund Ltd. and Pine River Master Fund Ltd. Brian Taylor is the sole member of Pine River Capital Management LLC, an entity which is the general partner of Pine River. As a result of the foregoing, Mr. Taylor, Pine River and Pine River Capital Management LLC may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by Nisswa Acquisition Master Fund Ltd. and Pine River Master Fund Ltd.

6
The Alden Funds (as hereinafter defined) are comprised of the following entities: Alden Global Value Recovery Master Fund, L.P., a Cayman Islands exempted limited partnership and Turnpike Limited, a Cayman Islands exempted company (collectively, the “Alden Funds”). Alden Global Capital Limited is the management company to the Alden Funds and may be deemed to have voting and dispositive power over the ordinary shares held by the Alden Funds. Voting and dispositive power of Alden Global Capital Limited is exercised by an investment committee consisting of six people. The address for each of the Alden Funds and Alden Global Capital Limited is c/o Alden Global Capital LLC, 885 Third Avenue, 34th Floor, New York, NY 10022.

7
This amount includes (i) 477,000 shares held by Mr. Emerson, including 150,000 of the shares offer by this prospectus, (ii) 252,727 shares held by Emerson Partners, of which Mr. Emerson is authorized trader, including 100,000 of the shares offered by this prospectus, (iii) 8,100 shares held by the Emerson Family Foundation, of which Mr. Emerson is President and (iv) 757,581 shares held in certain retirement accounts for the benefit of Mr. Emerson.

8
Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”). Consequently, Iroquois Capital has voting and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by IMF.

9
Midsummer Capital, LLC (“Midsummer Capital”) is the investment manager of Midsummer Small Cap Master, Ltd.  As managing members of Midsummer Capital, Michael Amsalem and Joshua Thomas have voting and dispositive authority over the shares owned by Midsummer Small Cap Master, Ltd.

10	Jeffrey Alan Kone, in his capacity as managing member of Wall Street Capital Partners L.P., has voting and dispositive authority over the shares owned by Wall Street Capital Partners L.P.

11
Cranshire Capital Advisors, LLC (“CCA”) is the investment manager of Cranshire Capital Master Fund, Ltd. (“Cranshire Master Fund”) and has voting control and investment discretion over securities held by Cranshire Master Fund. Mitchell P. Kopin (“Mr. Kopin”), the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Cranshire Master Fund

12	Walter Schenker, in his capacity as principal of MAZ Partners LP, has voting and dispositive authority over the shares owned by MAZ Partners LP.

13	Mr. Rivette and Mr. Eckardt are partners of 3LP Advisors, LLC, which provides intellectual property advisory services to us.

14
Includes 310,000 shares of common stock issuable by us upon the exercise of stock options held by Wall Street Consultants, Inc., which options are currently exercisable. Wall Street Consultants, Inc. is the consulting affiliate of The Wall Street Group, Inc., which provided investor relations consulting services to us from 2009 to 2013.

Private Placement. On August 6, 2013, we sold 3,681,573 shares of common stock in a private placement solely to accredited investors for $3.80 per share, or gross proceeds of $13,989,977. Craig-Hallum Capital Group LLC and Ladenburg Thalmann & Co. Inc. acted as co-placement agents for the private placement. Based on representations to us in the purchase agreement for the private placement, none of the purchasers had agreements or understandings, directly or indirectly, with any person to distribute the shares, and purchased them in the ordinary course for investment purposes. We agreed to register for resale the shares sold in the private placement. Accordingly, this prospectus covers the resale of such shares. We committed to cause the registration statement of which this prospectus forms a part to become effective by the October 20, 2013 (or, in the event of a “full review” by the SEC, November 4, 2013). However, if we are notified by the SEC that the registration statement will not be reviewed or is no longer subject to further review and comments, we will cause the registration statement to become effective on the fifth trading day following such notice. We will pay liquidated damages to the purchasers in the private placement upon the occurrence of certain events, including failure by us to cause the registration statement to become effective by the deadline set forth above. The amount of the liquidated damages is 1.0% of the aggregate subscription amount paid by a purchaser for the shares affected by the event that are still held by the purchaser upon the occurrence of the event, and monthly thereafter, up to a maximum of 6.0%.

Consultant Stock Options. We issued options to purchase 310,000 shares to a consultant of ours in consideration for services provided by the consultant to our company. The options were granted on July 1, 2009, September 8, 2010, August 18, 2011, and October 12, 2012. The July 1, 2009 option is exercisable for 50,000 shares at a purchase price of $3.27 per share and expires on June 30, 2014; the September 8, 2010 option is exercisable for 100,000 shares at a purchase price of $0.82 per share and expires on June 30, 2015; the August 18, 2011 option is exercisable for 100,000 shares at a purchase price of $0.89 per share and expires on June 30, 2016; and the October 12, 2012 option is exercisable for 60,000 shares at a purchase price of $2.01 per share and expires on June 30, 2017. The exercise price of each option and the number of shares issuable upon exercise of each option is subject to adjustment upon the occurrence of any reclassification, split-up, stock dividend, combination of shares, or any similar change in our common stock. We granted “piggyback” registration rights with respect to the shares issuable upon the exercise of the options. Accordingly, this prospectus covers the resale of such shares.

Other than as described in this prospectus, the selling shareholders have not within the past three years had any position, office or other material relationship with us or any of our predecessors or affiliates other than as a holder of our securities. Each selling shareholder that is an affiliate of a broker-dealer purchased the shares of common stock in the ordinary course of business, and at the time of purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the shares of common stock.

PLAN OF DISTRIBUTION

Each selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended, or the “Securities Act,” if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling shareholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling shareholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The legality of the common stock offered by this prospectus has been passed upon by Graubard Miller, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the annual report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 2 to the financial statements), an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at  http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities are sold.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (filed on March 18, 2013);

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013 (filed on May 9, 2013) and June 30, 2013 (filed on August 8, 2013);

•
Current Reports on Form 8-K dated March 21, 2013 (filed on March 21, 2013), March 22, 2013 (filed on March 22,2013), May 15, 2013 (filed on May 15, 2013), May 30, 2013 (filed on May 30, 2013), July 10, 2013 (filed on July 12, 2013), August 1, 2013 (filed on August 2, 2013) and August 6, 2013 (filed on August 7, 2013);

•	Proxy Statement dated May 31, 2013, used in connection with the annual meeting of shareholders on July 10, 2013; and

•
Form 8-A effective on November 30, 1993 and Form 8-A effective on November 22, 2005 registering our common stock and our rights to purchase our Series E Preferred Stock, respectively, under Section 12(g) of the Exchange Act.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

We will provide you with a copy of any or all of the information that has been incorporated by reference in this prospectus, without charge, upon written or oral request directed to ParkerVision, Inc., Attention: Investor Relations, 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256, telephone number (904) 732-6100.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the sale of the securities being registered hereby, all of which will be borne by us, are as follows:

SEC registration fee	$2,230
Legal fees and expenses	$4,750
Accounting fees and expenses	$5,000
Printing	$500
Miscellaneous	$1,000
Total	$13,480

Item 15.	Indemnification of Directors and Officers.

The laws of the Florida permit the indemnification of directors, employees, officers and agents of Florida corporations. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by Florida law any person whom we may indemnify under that law.

The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director has reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

We have entered into indemnification and reimbursement agreements with each of our directors.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not contrary to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We have directors and officers insurance which includes insurance for claims against these persons brought under securities laws.

To the extent that we indemnify our management for liabilities arising under securities laws, we have been informed by the SEC that this indemnification is against public policy and is therefore unenforceable.

Item 16.	Exhibits

A list of the exhibits required by Item 601 of Regulation S-K to be filed as part of this registration statement is set forth in the Exhibit Index on page II-6.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)           Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Jacksonville, Florida on September 4, 2013.

PARKERVISION, INC
By:	/s/ Jeffrey L. Parker
	Name:	Jeffrey L. Parker
	Title:	Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	/s/ Jeffrey L. Parker	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	September 4, 2013
Jeffrey L. Parker

By:	/s/ Cynthia L. Poehlman	Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	September 4, 2013
Cynthia L. Poehlman

By:	*	Chief Technical Officer and Director	September 4, 2013
David F. Sorrells

By:	*	Director	September 4, 2013
William A. Hightower

Signatures		Title	Date

By:	*	Director	September 4, 2013
John Metcalf

By:	*	Director	September 4, 2013
Robert G. Sterne

By:	*	Director	September 4, 2013
Nam P. Suh

By:	*	Director	September 4, 2013
Papken S. Der Torossian

*    By: /s/ Jeffrey L. Parker, power of attorney

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Registration Statement No. 33-70588-A).

5.1	Opinion of Graubard Miller (previously filed).

10.1	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on August 2, 2013).

10.2	List of Investors (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed on August 2, 2013).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of Graubard Miller (included in its opinion previously filed as Exhibit 5.1).

24	Power of Attorney (previously filed).